UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 28, 2010

ST. BERNARD SOFTWARE, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-50813	20-0996152
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

15015 Avenue of Science
San Diego, CA 92128
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (858) 676-2277

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement

On July 28, 2010, St. Bernard Software, Inc., a Delaware corporation (“St. Bernard”), entered into an Asset Purchase Agreement (“APA”) with Red Condor, Inc., a private Delaware corporation, located at 1300 Valley House Drive, Suite 115, Rohnert Park, CA 94928 ("Red Condor") and certain note holders (the “Noteholders”) of Red Condor, pursuant to which St. Bernard purchased substantially all of the assets and assumed certain liabilities of Red Condor for restricted shares of Common Stock of St. Bernard, subject to certain post-closing adjustments described in the APA (the "Transaction"). The assumed liabilities included approximately: (i) $500,000 in accounts payable, (ii) $220,000 in short-term debt, and (iii) $50,000 of accrued vacation time.  In addition, St. Bernard acquired approximately $700,000 in Red Condor accounts receivable.

The Transaction closed on August 2, 2010 (the “Closing Date”).  On the Closing Date, and in consideration for the Transaction, St. Bernard issued to the Noteholders of Red Condor, 2,416,272 restricted shares of Common Stock (the “Purchase Shares”), of which 20%, or 483,254 shares of Common Stock, are being held in Escrow for 18 months.

Under the APA, St. Bernard agreed to offer employment to 34 employees of Red Condor, and agreed to continue relationships with certain independent contractors after the closing date.

On August 2, 2010, and in connection with the APA, certain of the Noteholders (the “Investors”) invested $3 million with St. Bernard, with a commitment of an additional $175,000 and the possibility to raise a combined total of $3.5 million. In return, St. Bernard issued convertible notes (the “Notes”) and entered into a Securities Purchase Agreement (“SPA”) with the Investors.   Pursuant to the terms of the SPA St Bernard has agreed to issue the Investors Notes not to exceed $3.5 million in the aggregate, and to issue warrants (the “Warrants”) to purchase up to 210,111 shares of Common Stock in the aggregate. Under the terms of the Notes, the Notes mature on August 2, 2014.  Interest on the outstanding principal balance accrues at a rate of three percent (3.0%) per annum and accrued interest is added to the balance of the Notes.   All unpaid principal and interest on the Notes is due and payable at maturity.  The Investors may convert the Note at any time into shares of Common Stock of St. Bernard at a conversion price of $1.10. At any time after the issuance date of the Notes and prior to the Maturity Date, following the occurrence of any period of 60 consecutive trading days where the average closing price of the Common Stock of St. Bernard for such period is equal to or greater than $1.25 per share, the entire unpaid principal amount of the Notes together with any unpaid interest shall be converted into Common Stock of St. Bernard at a conversion price of $1.10. Warrants will be issued ratably to each Investor that is part of the initial and subsequent closings.  The Warrants have an exercise price equal to $1.10 per share, are immediately exercisable and expire on August 2, 2014.

The full text of the Asset Purchase Agreement, SPA, and the forms of Note, and Warrant are attached as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report and are incorporated by reference herein.

Item 2.01  Completion of Acquisition or Disposition of Assets.

The disclosure requirement of this Item 2.01 is included in Item 1.01 above and is incorporated herein by reference.

Item 2.03  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The disclosure requirement of this Item 2.03 is included in Item 1.01 above and is incorporated herein by reference.

Item 3.02  Unregistered Sales of Equity Securities

The disclosure requirement of this Item 3.02 is included in Item 1.01 above and is incorporated herein by reference.

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers

In connection with the Securities Purchase Agreement (“SPA”) dated August 2, 2010, St. Bernard appointed William R. Baumel to St. Bernard’s Board of Directors.  Under the terms of the SPA, St. Bernard agreed to use commercially reasonable efforts to cause the appointment and maintenance in office a designee of RWI Ventures (the “RWI Designee”) to St. Bernard’s Board of Directors, with William R. Baumel being the initial RWI Designee, so long as RWI Ventures holds in the aggregate at least 50% of (i) the shares of Common Stock issued to it pursuant to the Asset Purchase Agreement (“APA”) and (ii) the shares of Common Stock issued or issuable upon conversion and/or exercise of the Notes and Warrants purchased by RWI Ventures hereunder.

William R. Baumel has not yet been appointed to any Board committees but may be appointed to committees in the future.  Mr. Baumel is a Managing Director of RWI Ventures, which received 718,357 shares of St. Bernard Common Stock in connection with the APA, and purchased $993,050 worth of Notes in connection with the SPA.

Item 9.01  Financial Statements and Exhibits.

Financial Statements of Business Acquired

    Any financial statements required by Item 9.01(a) of this Form 8-K will be filed by amendment within 71 calendar days after the date of this Current report on Form 8-K must be filed.

Item 9.01               Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit Number	Description
10.1	Asset Purchase Agreement dated as of July 28, 2010, by and among St. Bernard Software, Inc., Red Condor, Inc. and certain note holders of Red Condor, Inc.
10.2	Securities Purchase Agreement dated as of August 2, 2010, by and among St. Bernard Software, Inc. and the investors listed therein.
10.3	Form of Convertible Notes pursuant to the Securities Purchase Agreement.
10.4	Form of Warrant pursuant to the Securities Purchase Agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

ST. BERNARD SOFTWARE, INC.

Dated: August 3, 2010	By:	/s/ Louis E. Ryan
Louis E. Ryan
Chief Executive Officer and Chairman of the Board of Directors